FIBERSTARS, INCORPORATED
Moderator: John Davenport
05-10-07/10:30 am CT
Confirmation #7953759

FIBERSTARS, INCORPORATED

Moderator: John Davenport
May 10, 2007
10:30 am CT

Operator:
Good morning. My name is (Beverly) and I will be your conference operator today. At this time I would like to welcome everyone to the Energy Focus first quarter 2007 earnings call. All lines have been placed on mute to prevent any background noise.

After the speakers’ remarks there will be a question and answer session. If you would like to ask a question during this time simply press star then the number 1 on your telephone keypad. If you would like to withdraw your question press star then the number 2 on your telephone keypad.

Thank you. Mr. Davenport you may begin your conference.

John Davenport:
Thank you (Beverly). On the call with me is Eric Hilliard, our new Chief Operating Officer. I’m going to start with a few comments and then we’ll have a chance to hear from Eric before we open it up to questions.

I’ll try to keep the call reasonably short, about an hour, especially I know you’re busy and I’m here in New York at Light Fair International which is lighting’s major annual conference. And there are customers that I’d like to get back to as well.

FIBERSTARS, INCORPORATED
Moderator: John Davenport
05-10-07/10:30 am CT
Confirmation #7953759

But before we start I’m obliged to remind you that forward looking statements made on this conference call are pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, such forward looking statements including statements regarding our goals and outlooks for the second quarter 2007 and thereafter, future EFO sales, enhancements to EFO, our revenue and DARPA funding.

Investors are cautioned that all forward looking statements involve risk and uncertainty. Actual results may differ materially from the results predicted. Factors that could cause actual results to differ from the forward looking statements in this presentation are set forth in our most recent annual report on Form 10K for the year ending December 31, 2006.

We disclaim any intention or obligation to update or revise any forward looking statement.

Now I’d like to address four items up front. First, the company’s name change to Energy Focus, Inc.; Next I’ll discuss first quarter results briefly; I’d like to also say a few words about EFO LEDs and EFO ICE; and then give you my thinking concerning Eric’s promotion to Chief Operating Officer before I turn it over to Eric.

First, why the name change to Energy Focus? Well it’s just that Energy Focus, Inc. is just a more consistent name with the company’s new direction and strategy to provide energy efficient savings solutions to its customers around the world.

FIBERSTARS, INCORPORATED
Moderator: John Davenport
05-10-07/10:30 am CT
Confirmation #7953759

And in particular, as you know EFO Fiber and now EFO LEDs can save up to 80% over conventional lighting solutions. We’ve, in addition we’ve introduced new pool control products that can save 50% or more and they qualify for rebates in California. And as we said on our March call EFO Optical Solutions can contribute towards and estimated 250% improvement in solar cell efficiency.

However, we have not abandoned the Fiberstars name. We’ll still be using it in our pool business and elsewhere where it’s a recognized brand. We timed this announcement to coincide with the Light Fair which started Tuesday, where we see many of our customers as well as most of the trade press.

So far the new name has been very well received. Now I’d like to turn to first quarter results. EFO sales were $1.1 million versus $263,000 in Q1 2006. And while they were within analyst forecast range they didn’t achieve the quarter over quarter growth that I think all of us had hoped to see.

However, there was significant growth in the first quarter over first quarter. The sales include EFO Fiber as well as EFO LEDs, EFO controls and EFO government sales. Sales as a whole were $5.0 million which were down 6% over Q1 last year, primarily due to lower traditional fiber optic sales in the traditional business.

And we’re seeing that forecast decline. Unfortunately this quarter, the decline was only partially offset by growth in EFO. Gross profit was at $1.5 million, 29% gross profit margin, approximately flat over last year. Eric’s going to talk about taking that 29% up.

Expenses were about equal to last year. Net effect, and expenses in Q2 incidentally are expected to decline and we’ll talk a lot more about that. The net effect was a loss of $2.6 million in the quarter. Cash plus short term investments are now at $12.1 million as of the quarter’s close, an overall decrease of $3.9 million as forecast in the last conference call and as we see in the first quarter annually, primarily due to what we call the early buy in the pool business.

FIBERSTARS, INCORPORATED
Moderator: John Davenport
05-10-07/10:30 am CT
Confirmation #7953759

We expect cash to be made up as those accounts receivable decline during the rest of the year with cash utilizations from operations beginning to reduce our cash burn between zero and $4 million as forecast in 2007. We have taken strong actions year over year, saving more than $2 million out of expenses year over year which will contribute to achieving that goal.

Inventory is up slightly, $900,000 due to a build up for the pool season in Q2. That’s a large quarter for us for pool products. Net assets are at about $29 million compared to $31 million at year end 2005. The balance sheet remains strong.

The forecast for Q2 - revenue will be approximately flat over Q2 of 2006. EFO will show quarter on quarter growth as well as year over year growth. So we’ll begin to see EFO growth pulling up sales. EFO growth will offset EFO sales decrease. That’s why we’ll see the flattening. Gross profit margin will also show some improvement. Expenses as I said a moment ago are going to be lower and cash utilization will be much, much lower.

For the year we have not changed our forecast. Our visibility at this point forecast EFO between $8 million and $12 million. We expect to, and we are seeing unfortunately a TFO revenue decline between 5% and 10%. We’ve stated that gross margins will show improvement. We see that happening and as I said before, cash burn will be between zero and $4 million. And of course Eric’s charge is to get that number as close to zero as he can.

FIBERSTARS, INCORPORATED
Moderator: John Davenport
05-10-07/10:30 am CT
Confirmation #7953759

Now about EFO LEDs and EFO ICE - I’m going to let Eric handle the customer update. But I’d just like to say a couple of words about these product categories.

We introduced EFO LED products into the US commercial market this year. And in fact we’ve already made our first sales. These LED products capitalize on the company’s unique optical and thermal design expertise that we’ve developed over the last six years under US government funding and are designed to be complementary to the company’s EFO Fiber products.

For example, under counter EFO LED lighting typically has lower light levels needed to complement the much higher levels that are required and produced by EFO Fiber accent lights.

We spent the last 12 months in a test phase with EFO ICE customers. The results have been generally positive. Although, as with the introduction of any new product, we’ve learned some things as well. In a few ICE cases we saw a light loss associated with moisture getting into the fiber. While we’ve updated the product so that no longer can happen, this has slowed the implementation of EFO ICE. On the plus side, we’ve introduced a new generation illuminator this week at Light Fair that will increase the output and efficiency 25%. Customers love that, as well as the new daylight color we introduced last year.

Now, about Eric as Chief Operating Officer - as you know as of Monday I’ve given Eric day to day responsibilities for the business. I’ve done that for very selfish reasons. Besides setting the overall strategy and plan for the business, I need to be able to have more time to look outward, to be able to spend more time with customers, with the press, with government to influence regulations and with other companies to develop alliances. And of course I’d like to spend more time with you, the investment community.

FIBERSTARS, INCORPORATED
Moderator: John Davenport
05-10-07/10:30 am CT
Confirmation #7953759

As you know, Eric joined the company about six months ago, taking on our North American manufacturing operation. In that short time he’s reshaped manufacturing making it both lean as far, as well, as far as much more responsive. We need to do that as the company as a whole as we prepare for increased EFO sales in 2007 and beyond. I’ve been the catalyst for change reshaping Fiberstars to be energy focused. Eric’s role is to be the catalyst for the changes necessary to sell and deliver those Energy Focus products - products that work when you turn them on, products that arrive on time, and products that generate profits.

He’s done that in aerospace for Saint Gobain and I believe he’ll do an even better job as Chief Operating Officer for Energy Focus. Eric?

Eric Hilliard:
Thanks John. Hello. I’d like to take a few minutes to introduce myself to everyone on the call and for those of you who I’ve spoken with and have met me prior, hello again. And I wanted to try to give a little bit of understanding as to the Chief Operating Officer position I’ve taken versus when I came in which I was announced as the Chief Operational Officer.

And as John stated, I came in to look over the manufacturing portions of the business and oversee and improve those which we have done successfully. And now taking on the day to day in a more if you will classic role of an operating officer.

I’ve been with Energy Focus for about five months coming from the aerospace industry where I held full P&L responsibility and led a very profitable business for one of the world’s largest companies, Saint Gobain. I spent time there aligning the commercial team towards the voice of the customer and it is a very demanding market we came from.

FIBERSTARS, INCORPORATED
Moderator: John Davenport
05-10-07/10:30 am CT
Confirmation #7953759

In addition to creating that commercial growth I focused at driving very hard the reduction of fixed and variable costs, improving the cash position. Coming to Energy Focus I saw the need for the same and knew that my background in commercial growth and lean enterprise for driving great efficiencies could help this organization in meeting their goals as well.

You know how did I do that? Well you align the voice of the customer very simply. I personally went to visit top management for the major customers that we held. We listened for what they were willing to pay for. In lean enterprise we call that simply the value stream of the customer.

You take that back to the factory and you work through all of the tools that lean enterprise has to achieve that voice. In the end ultimately, we learn to do more with less but more importantly we learn to do it together. Playing on the company’s new name, Energy Focus I am pulling out the focus part and I’m applying it to the most important objectives for our company this year.

EFO sales in the range of $8 million to $12 million and cash utilization in the range of zero to $4 million. These results will only be achieved through focus and focus on principles such as commitment, responsiveness, sense of urgency and the ability to deliver on those.

However, during the timeframe while we are waiting for the higher volume of sales and dealing with the loss of the traditional business it is important that we slow the spending and put our fixed and variable costs in line, necessary to achieve the cash utilization goals.

FIBERSTARS, INCORPORATED
Moderator: John Davenport
05-10-07/10:30 am CT
Confirmation #7953759

Operationally, we have taken action to reduce that fixed overhead. Reorganizing our main facility here in Solon allows for lower expenses. We realigned the workforce to take advantage of our traditional fiber operational efficiencies. We had reductions in the workforce while EFO sales increased as a percent of overall sales utilizing those efficiencies.

There are numerous costs and variable overhead reduction projects running, some of which include purchasing optimization, sub component process efficiency projects and just in time inventory process projects to the entire supply chain, all of which are aimed at reducing the current expenses and conserving our utilization of cash.

As John mentioned in his summary, we will have year on year EFO growth. We will have quarter on quarter EFO growth in the second quarter. We are on track to deliver the $8 million to $12 million for the year, 2/3 of that revenue from the United States and 1/3 from Europe.

We have quotes in the street approximately at $90 million aimed at building that believability and delivering our EFO range. The product categories, EFO fiber sales making up about 60% to 70% of that, EFO LED sales making up about 20% to 30% and the rest of the revenue coming from our EFO government and other EFO sources of revenue.

Commercially, and I understand from the last call as we all remind is that we reduced the granularity to afford the selling force out there to be successful. But if you recall on the last call, Ted [des Enfants] mentioned a top tier retail rollout of $700,000. This account is progressing very well. Sales per store are increasing as well as the number of stores, and we expect to raise the total opportunity of this account.

FIBERSTARS, INCORPORATED
Moderator: John Davenport
05-10-07/10:30 am CT
Confirmation #7953759

We shipped 11 grocery store EFO fiber orders in the first quarter. We're targeting two to three times that in the second quarter. At 1/3 of the way through this quarter we had eight out the door with another four on order. One of our large accounts has announced an acquisition in their market, which should yield more volume for Energy Focus in '07 and 2008 for our EFO fiber accent lights.

We have secured a full store order at one of the nation's top five supermarket chains in the second quarter and has allowed us to yield our largest EFO ICE order to date. And finally we had a new jewelry store chain which has adopted EFO fiber in their display cases, bringing our total jewelry store chains to seven either using or testing EFO products.

I think in concluding this portion of the call, I would like to reiterate that when I came to Energy Focus five months ago I saw an opportunity to become a part of something great, a company that has the ability to change an industry's perception of what lighting should provide, which is responsible energy usage, and without the compromising of the quality of the lighting needs. And I would like to say I am now convinced more than ever that this was the right move.

With that, I turn the call back to you John.

John Davenport:	Thanks Eric.

Eric Hilliard:	You're welcome.

John Davenport:	We'll now open it up for a brief question and answer session.

FIBERSTARS, INCORPORATED
Moderator: John Davenport
05-10-07/10:30 am CT
Confirmation #7953759

Operator:
At this time I would like to remind everyone, if you would like to ask a question, simply press star then the number 1 on your telephone keypad. We'll pause for just a moment to compile the Q&A roster.

Your first question comes from the line of Michael Horwitz.

Michael Horwitz:	Hi gentleman.

John Davenport:	Hi.

Michael Horwitz:
Congratulations Eric. Maybe - it would help to know about the $90 million number that you threw out there. And I think that's up from a similar number that you gave on the last call. Can you give us some idea on the timing? Are we going to see some of this be awarded whether or not you win or somebody else in '07? Are we going to start to hear more clearly about what these bids are?

John Davenport:
Let me take that for a second and maybe you can add something to that Eric. The answer is yes. And you'll see it as we're pulling those in. We won't see - obviously we won't see all of it in '07. But we will see some of it in '07. And that's where the significant portion of the $8 to $12 million that we forecast - where it comes from.

Eric Hilliard:	Yeah I think the only thing I'd add to that Michael is it is going up because we are seeing return customer orders and the believability in the products that they are procuring, and that means that they're increasing their volume of purchase as well.

Michael Horwitz:
Then it's my understanding there is some bids out there. Obviously you've been in some competitive situations in the past. But can you kind of describe that? Are some of these larger bids that may be out there, are they competitive? Is everything that you're out there doing now competitive or do you have some opportunities to win some business because you're the only game in town for fiber lighting and another solution might not work?

FIBERSTARS, INCORPORATED
Moderator: John Davenport
05-10-07/10:30 am CT
Confirmation #7953759

John Davenport:	Let me address that. The answer is in one of those cases we in fact are a fiber company against a fiber company, a conventional one. We expect to win that based upon being able to do everything that you can do with fiber optics, plus add energy efficiency. So it is competitive. Most of these bids have competition involved in them in one sort or another. Some of them are unique and you can only do it with EFO. There is one of them in particular that I'm thinking of is like that. There may be seven or eight different folks competing for the business, but they all wind up using our hardware because it's the only way to do that.

However we - there is competition, and that's good news in the sense that this is significant business.

Michael Horwitz:	Okay, great. Thanks guys.

Eric Hilliard:	Thank you.

Operator:	Your next question comes from the line of Bill Gibson.

William Gibson:	Hi John. I'd like to zero in on the EFO ICE issues. You know, you talked about moisture getting into the fiber. Now did you have to change something on the composition of the fiber or is this related to a connection?

John Davenport:	No, no. We didn't - we have an alternate construction which allowed us to create a seal so that we didn't get moisture actually propagating. It came in through the sheathing on the fiber and started getting - pumping up into it and scattering light. So what we have done is we basically have a construction now where that doesn't happen.

FIBERSTARS, INCORPORATED
Moderator: John Davenport
05-10-07/10:30 am CT
Confirmation #7953759

William Gibson:	Okay, and was that something corrected in the first quarter or second quarter? What is the timing on this?

John Davenport:	What we've - I don't know, when did we start shipping that correction Eric? It's been at least two quarters, right?

Eric Hilliard:	I think it started near the end of the fourth quarter when we went through the analysis and the disposition and then made the changes in manufacturing. So - but we went out to correct that starting about the end of the fourth quarter and then into the first.

William Gibson:	Could you sort of give - where do we stand cumulative on doors that are using or testing ICE?

John Davenport:	Good question. There are hundreds of doors, maybe it's even a couple of thousands doors at the moment. It's - we want it to be tens of thousands and hundreds of thousands and that's where we're trying to head with this product. But I would guess that we're on the order of a few thousand doors right now.

William Gibson:	Okay. And is it still your sense that this has a shot at getting into that much bigger market where people start ordering in quantity?

John Davenport:	Oh yes, absolutely. We're working with OEMs for example, which will be a large input into that. The - there is a new test that has come out with Southern Cal Edison - will be coming out. It is still - we just saw a draft of it where we are compared against LED solutions. And the - we have the energy savings.

FIBERSTARS, INCORPORATED
Moderator: John Davenport
05-10-07/10:30 am CT
Confirmation #7953759

And in fact if you don't turn one of these freezer cases on, you don't have a compressor running, you can actually open the door and you can feel the heat coming out from a case that has either fluorescent lighting or LEDs operating inside, and there is no heat. It's a big effect. It's a measurable effect and it's being confirmed independently.

William Gibson:	Okay. And then just one other quick question. In the residential market here, are we still making progress there on?

John Davenport:
Yes we are. We're working on a product that we can afford to sell in the residential market. As you know we need this instant light for the system to really work in residential. When you flip the lights on you want to have light on instantly as you do in the car solution. That - we have that solved. In fact we implemented it on Navy ships. We are now in the process of converting that into a consumer version where we've gotten the cost down and not very much different in cost from the system that we're presently selling.

William Gibson:	Thanks John.

Operator:	Your next question comes from the line of John Roy.

John Roy:
Hey John. Hey Eric. Actually both of my questions have been answered about EFO ICE and about the $90 million, so looking forward to you guys getting some real revenue going, that’s going to be the key.

John Davenport:	Thank you.

Eric Hilliard:	Thank you.

FIBERSTARS, INCORPORATED
Moderator: John Davenport
05-10-07/10:30 am CT
Confirmation #7953759

Operator:	Your next question comes from the line of Lenny Brecken.

Lenny Brecken:
Brecken. Guys, on the $90 million, I mean to make your forecast in that range, are we sure that given the construction schedule constraints that you can actually do that, you know, and have a buffer to exceed?

John Davenport:
That's why the number is $8 to $12 million and not all the $8 to $12 million is based on the $90 million. As Eric talked about earlier, only about a number like 60% of that number is probably associated with the forecast you're talking about. We are - we have other things like our sales in Europe which are not a part of the sales on the street. That number doesn’t include the European part of it.

Lenny Brecken:
All right. In terms of visibility this quarter you know, we should - I mean it's May and given the lead times for construction and all this stuff we should pretty much know where we are, if I'm not mistaken. Is that correct? Are you pretty confident we're going to see a sequential increase in EFO deals?

John Davenport:	Eric, why don't you field that?

Eric Hilliard:
Okay. Yeah., Lenny to answer your question directly, we do feel confident in that and where we stand with how we're shipping to date with orders that have come in and orders that we expect to come in. We should see a sequential increase in EFO sales.

Lenny Brecken:
One last, you know, question. In terms of the - just John or Eric, just describe in some better, you know, better explanation in terms of what your unique advantage is in LED's and how soon we would be able to see the uniqueness translated into sales.

FIBERSTARS, INCORPORATED
Moderator: John Davenport
05-10-07/10:30 am CT
Confirmation #7953759

John Davenport:
I'll be glad to answer that. The - our unique advantage and “sustainable” advantage, if you will, is our ability to get the light extracted from the LED's (which are improving in efficiency if you read the trade journals), and get that light to the task to be useful. Our CPC technology which we’ve spent a lot of time and effort and have developed quite a ways turns out to be applicable to LED's. We've already implemented it and shown that we can have very, very efficient coupling using that technology in Navy ships, for example for the bunk lights.

The second thing you have to do to get life out of such systems is to realize that LED's are semiconductors. These things are like an iPod. If you leave in iPod in your car in the summertime you can just throw it away. You've got to keep the junction temperatures low enough. We we've done a good job at thermal design, so that that is the case, and we are field testing that if you will on US Navy ships. There are two ships sailing now and a third one we think will sail this quarter. Those two things are important in terms of translating LED's into something worthwhile.

Now in your other question, when will we see sales, we've already make our first commercial sale based on that.

Lenny Brecken:	Oh you have?

John Davenport:	Absolutely.

Lenny Brecken:	Is it a national account or?

John Davenport:	We have a purchase order.

Lenny Brecken:	Sorry?

FIBERSTARS, INCORPORATED
Moderator: John Davenport
05-10-07/10:30 am CT
Confirmation #7953759

John Davenport:	We have already made a sale. We haven't shipped it, but we have made the sale.

Lenny Brecken:	Okay. Is it to a significant national account or is it a small account or can you qualify?

John Davenport:	It's a - it is to a significant national account.

Lenny Brecken:
Okay, so great. I mean obviously then you've changed the focus of this company because you think you have a unique sustainable competitive advantage using an LED based product, and you're not abandoning your core business?

John Davenport:
No, no. This is a complementary product. LED'S are a long way from being able to do the lighting that we can do with EFO fiber. This is a customer saying, you know, we really like your accent lighting idea, but here is our problem. And you're accent lighting just produces - it's the wrong kind of lighting for this situation. Do you have anything else that's energy efficient that works? That's what this is about.

Lenny Brecken:
All right. And I'll get back into queue, but I think you guys should further explain why you think you're going to hit your cash burn range given that you pretty much hit the high end already in the first quarter. I'll get back in the queue. Thank you.

John Davenport:
I think that's worth addressing. The $3.9 million that we talked about as we said is a lot of it is in accounts receivable. And that is money that we're going to get back beginning this quarter and we'll see flowing back from pool sales. The - we kind of act as a bank - I kind of hate this part of the business, but that's the way it is.

FIBERSTARS, INCORPORATED
Moderator: John Davenport
05-10-07/10:30 am CT
Confirmation #7953759

Other things that contribute to getting that cash burn down include improving the margins, reducing inventories and then improving the efficiency in our TFO business. And I want Eric to say just a couple more words about this. I think this is really an important question, and cash burn is an important question.

And I want to let you know that we are committed to making - to doing what makes sense to do to get in the range that we’ve said that we’re going to be in.

Eric?

Eric Hilliard:	Yeah, I’ll make a few comments. Thanks John.

Along with the accounts receivable that are outstanding that we are going to bring back into the business and the timing of the spend of where we are, that aside, with the EFO sales going the direction that they’re going, which is good, we will see our inventories come down directly which will support significantly the cash burn and the cash utilization.

Also, we have taken the actions to reduce the expenses to immediately affect the P&L by taking advantage of the efficiencies in the traditional fiber business and allowing the EFO business to grow as it has over the last quarter as a percent to sales.

So utilizing the basic working capital formulas, if you will, and focusing on inventories and focusing on accounts receivable and focusing on gaining efficiencies through lean enterprise in our organization or the tools that we’re going to use to work towards that cash utilization.

FIBERSTARS, INCORPORATED
Moderator: John Davenport
05-10-07/10:30 am CT
Confirmation #7953759

Lenny Brecken:	Okay, thanks.

Eric Hilliard:	You’re welcome.

Operator:	Your next question comes from the line of Seth Gelthorpe.

Seth Gelthorpe:
Hello. You’ve spoken a lot about your internal looking activities. I wonder if you could share with us more detail on your outward looking activities, particularly with regard to public relations, marketing and sales.

I’m wondering if you think you have the need for more horsepower in these areas, and if you do have a need for more horsepower, what are the appropriate steps? And I’ll give you a couple examples of what I’m talking about.

What are your next new exciting markets in applications for EFO products? What new marketing initiatives make sense to raise the profile of your company and of your solutions in areas of the lighting market that may not know you very well at the moment?

And on a PR note, I’m talking about things like last Saturday in the Wall Street Journal there was an article about a consortium putting together energy efficiency standards that will perhaps become federal law that would basically phase out the incandescent lamp over the next 10 years.

It would be wonderful, of course -- we all know you have the best products. It would be wonderful, I think for everyone if Fiberstars was headlined as the world expert on how to increase lighting efficiency and how to eliminate fluorescent - incandescent lamps in the next 10 years.

FIBERSTARS, INCORPORATED
Moderator: John Davenport
05-10-07/10:30 am CT
Confirmation #7953759

So I’m giving you a lot, but I’m trying to lay out the grounds of what I’m asking about which is horsepower addressing some of these different issues.

John Davenport:
Great question. Thank you very much Seth. I’m one of the horses. Having Eric come on board means I’m going to be able to devote more time to this. This is a very, very important area.

We also saw the article. We just heard from Lenny Brecken. Lenny sent a note to one of the folks who wrote that article and I wound up talking to him by email.  And so there is - and he wants to talk to us and learn about Energy Focus, so that’s one thing.

The other things are through PR and we have the Antenna Group is our PR agency. They have been working very hard in connecting us to the national media. And in fact, I was invited to be on a national panel where reporters would be dialing in responding to this Phase III - or the third UN report which talked about solutions.

I am a recognized expert, if you will, in lighting and I can play much more of a role in that area. I’ve been on national public radio, and I’ve been - as folks have probably looked at Red Herring, I’ve been in articles both on line and in Red Herring. That’s an area that is only going to become more in the news.

I think - I view the discussions that are going on in Washington about this consortium that we’re talking about as really very important. The country, as a whole, has decided that lighting is going to change; that we can no longer afford halogen and incandescent - can no longer afford incandescent lighting.

FIBERSTARS, INCORPORATED
Moderator: John Davenport
05-10-07/10:30 am CT
Confirmation #7953759

They’re going to figure out halogen is the same thing next. We’re positioning ourselves for that. We are planning to enter into residential markets. My belief is that regulations that exist in the State of California are going to propagate throughout the country.

The only question is how soon is that going to happen. I think it’s going to happen sooner than later, given what we’ve seen. We want to be ready with an entry into that market.

We are working on new applications which we are not talking about with major customers. As soon as we land - and that’s part of the 90 million that you heard about earlier - as soon as we start landing some of those, we’ll talk about it. Residential is not part of that.

So we also want to get a professional working full time on marketing. And one of the things that Eric and I will be doing is start looking for such a person. That’s next on our list.

I hope I’ve answered your question.

Seth Gelthorpe:
On the sales side of it, do you need more sales people? Do you need more sales people making more sales calls in new categories of customers that you want to target such as what you just alluded to without providing the detail?

Is there any news on that front, is there a wish...

John Davenport:
I will tell you there is something new on that. We are turning - we’re using engineers in sales. While we started doing it just before Eric came on, it was one of the tricks Eric used at Saint Gobain, and maybe he can talk a little bit further about that.

FIBERSTARS, INCORPORATED
Moderator: John Davenport
05-10-07/10:30 am CT
Confirmation #7953759

But this is often a technical sale. And having a sales guy working with an engineer helps enhance your probability in making that sale and increases your ability to make contacts and to make substantive contacts.

So Eric do you want to say a couple more words?

Eric Hilliard:
Yeah, no problem. I think that as we go out and we’re selling the product in these markets that we’re in and I’m glad that everybody can agree we have the best product out there, there’s still a level of comfort that you have to work to. And I think in engineering and engineers bring that level of comfort with the relationship base of the sales person.

So when we start to think about selling in teams now, we start to bring a lot more comfort to the voice of the customer and it helps us to distinguish what that value stream really is, and that we’re not missing that; that we’re not coming back overly optimistic any more; that we’re coming back with what we understand is what we need to deliver and how to deliver it, and in the timeframe not that is just acceptable, but their timeframe of their own need, so that we’re acting more consciously to provide that value and a timeframe which will also inevitably help us to align our spending more efficiently as you understand that customer’s needs better.

Engineering helps to do that and our sales force has embraced this change and it’s been very successful.

Seth Gelthorpe:	Thank you.

FIBERSTARS, INCORPORATED
Moderator: John Davenport
05-10-07/10:30 am CT
Confirmation #7953759

Operator:	Your next question comes from the line of Chris Ryder.

Chris Ryder:	Hi.

John Davenport:	Hi Chris.

Chris Ryder:
Two questions; the composition of the 90 million, is it the same as or different than the December quarter proposal pipeline?

And then the second question is, of the proposal pipeline back in the December quarter, what’s the conversion rate? Are people saying yes, no, or are they just saying we need more time to evaluate?

John Davenport:
Okay. Well, first of all it’s larger, so it’s different from the December pipeline that we talked about Chris. And these are large typically the 80/20 rule that we talked about, so 80% of them or 20% of the - and I forgot the number that we gave you from that call, but 80% of the dollars or 20% of the customers that we listed.

The conversion rate is a matter of getting the product to satisfy the specific requirements that the customer wants, and sometimes some tailoring occurs when you do that. For example, fish are lit differently - there’s a different color of light -- slightly different -- color of light that goes on fish versus bakery for Whole Foods.

And that’s something that they care a lot about, and you have to get to that. We’re able to adjust the color because we have this multi-layer filter technology and can get to where they want to be. That’s kind of an example.

FIBERSTARS, INCORPORATED
Moderator: John Davenport
05-10-07/10:30 am CT
Confirmation #7953759

You have to get through that process. Typically the major gate person is the merchandising person and that’s the person that we’ve been spending a lot more time with because that person usually can’t approve an order but you have to get by them because they’re responsible for the sales of the product in for example retail stores. We are making progress in those accounts.

One of the sales that we talked about was with one of the folks in the 20% or the in 80% category that I just talked about earlier in Lenny’s question. We are making progress.

I don’t know. Do you want to say any more Eric?

Eric Hilliard:	No, I think you’ve touched on it.

Chris Ryder:
Is there an expected conversion rate based on the experience of the December quarter proposal pipeline that we can apply to the 90 million discussed today, even if it’s going to be a two to three years sort of rollout strategy?

John Davenport:	Yeah, I was trying to convert that into a conversion rate. I think the way to think about this is that my view is that we’ll get most of that business. It’s going to be a matter of when.

Now, we have really - many of our customers as we talked about before it’s a matter or tuning. There’s only a very few customers that we have basically lost either to halogen application or to something else. So the conversion rate is high, but it’s a matter of timing. What are we going to get in 2007 and what are we going to get as a significant amount in 2008?

Chris Ryder:	Is there another way to look at it by asking what the sale year rate for your proposals have been?

FIBERSTARS, INCORPORATED
Moderator: John Davenport
05-10-07/10:30 am CT
Confirmation #7953759

John Davenport:	As I’ve said, they’ve been very low. I think, you know, maybe 10%.

Chris Ryder:	Thank you.

John Davenport:	Okay.

Operator:	Your next question comes from the line of Lenny Brecken.

Lenny Brecken:	Yeah, I guess the followup to that last question was then why - can you describe what the issues are of adoption, the sales cycle...

John Davenport:	Lenny...

Lenny Brecken:	The sales cycle is long, what are you doing to shorten it?

John Davenport:
Well some things you can’t do. If the customer is talking about new construction, you’re on that sales cycle. If the customer is talking about your lighting playing a role in a new concept that they might have, then they have to implement the rest of that concept.

So we have a certain dependency on where the customer is headed with their idea. Most of - much of that 90 million we talked about is new construction and not retrofit business. We fit in very nicely with new construction, although some of it is retrofit.

Some of it is hospitality, for example. We see hotels as an area, and that’s part of that 90 million, as a segment that we’re going to see grow. Although there is some new construction involved in there, there is significant renovation that goes on and we fit into that category.

FIBERSTARS, INCORPORATED
Moderator: John Davenport
05-10-07/10:30 am CT
Confirmation #7953759

Eric Hilliard:
If I could add something to that, John, Lenny, to your question of how to shorten that adoption span, I think that the strategy of combining engineering and application engineering into the selling arm of our business can help that.

Again, helping work through the voice of the customer, helping understand all of those, like, intricate portions of a sale so that we can understand that flexibility, can we see that flexibility, can we help them shorten it, answer the questions faster, utilizing our relationships, utilizing our expertise and then of course our competencies here, so I think that can help that.

John Davenport:
And I would second that. I mean, the answer to that is absolutely. We’re no longer having the sales guy translate the requirement. The translation is occurring at the customer’s site. And that shortens the cycle. So we’re shortening it on our end as much as we can.

Lenny Brecken:	All right. Now that national account you mentioned in the LED, how long did that - how long was that cycle from test to order?

John Davenport:	It was about four months.

Lenny Brecken:	Wow that’s significantly improved I think I was tracking your test to revenue sell cycle and I think it was running at nine to 12 months.

John Davenport:	Yes, you saw probably the first implementation of the engineering thing.

Eric Hilliard:	Right that’s what I was going to say John exactly.

Lenny Brecken:	Okay all right thank you and John can you - one last question, can you describe the efforts…

FIBERSTARS, INCORPORATED
Moderator: John Davenport
05-10-07/10:30 am CT
Confirmation #7953759

John Davenport:	We want more of that. That’s why Eric is onboard, you just figured it out.

Lenny Brecken:
All right, can you expand on what efforts you are putting into establish OEM and distributor relationships and if you can please be specific on when they may come to fruition in terms of relationships.

John Davenport:
We do have a relationship which we’ve talked about before so I can talk a little bit more about it with Graybar and let me use that as an example.

Graybar is a distributor for Albertsons, we ship now and in fact Eric you ship right so why don’t you talk about our relationship with Graybar.

Eric Hilliard:
Well I mean it works just like any other distribution but we’re working very well with them and we help them and they help us in the relationship of getting the customer, selling the part to a customer.

And then making it easier if you will like I think one of the questions prior - is getting more sales activity, someone with a distribution network has the ability to touch a larger base and move our product more expeditiously.

But here’s where we work with the end customer but now go through a distributor and it enables us to use our resources to pursue other markets and newer markets.

John Davenport:
And so we’re working very well with Graybar. Graybar orders the product for Albertsons and so we’re beginning to see a flow business as a result, we’re working with other distributors who I cannot name for competitive reasons.

FIBERSTARS, INCORPORATED
Moderator: John Davenport
05-10-07/10:30 am CT
Confirmation #7953759

Who are - where our relationship is much stronger, who are actually helping us make that sale because they see this as real value to the customer and are convinced that it just makes sense for everybody including them.

Lenny Brecken:	Okay thanks.

Operator:	Your next question comes from the line of Robert Smith.

Robert Smith:
Good afternoon I guess. Most of my questions have been answered but perhaps you could share with us the prospects for additional DARPA work and that’s been an important adjunct to your own R&D efforts over the more recent years.

John Davenport:
Let me address that. The answer is we, you know, we have enjoyed significant funding from the U. S. Government and principally from DARPA in recent years although we have - we’re receiving money from the Department of Energy as we speak if you will.

We see that continuing, the folks at DARPA like what we’re doing for example in solar and we believe that we’re going to see more funding this year in that area.

There are other projects that we have ongoing, they’re helping us with advanced fiber materials. They’re helping us with longer life light sources, there is a - in terms of funded products and we have projects and in fact we have more proposals in to them one is concerning power supplies that allow them to achieve a very low - they’re very efficient.

FIBERSTARS, INCORPORATED
Moderator: John Davenport
05-10-07/10:30 am CT
Confirmation #7953759

And of course we can use those in our commercial area as well and of course DARPA loves us to do that because they view this as seed money rather than as the end result that’s the way they did these things in the old days.

But they realize now the government realizes now that commercialization is the best thing that can happen to them so we see that continuing.

Robert Smith:	How would you guys participate in the solar component?

John Davenport:
Right now we’re participating in terms of our ability to - this is an R&D effort and our optical technology turns out this, this improvement in efficiency we’ve developed.

And I can’t really talk very much about exactly what we’ve done because of the nature of the relationship but we have already we have one patent pending in this area.

Our optical expertise has allowed us to make a more efficient or will allow us to make more efficient solar devices. Let’s suppose we do that and that we can improve - we won’t say its 250%.

Let’s suppose we double the efficiency of solar cells and that’s on the one side and we can decrease the loading remember 1/3 of the electrical power used in the United States is used on lighting.

If in a home or a commercial building we can take that third and reduce it, you know, don’t go crazy to 20% we reduce it to half we come much closer to making a stand-alone installation self sustaining.

FIBERSTARS, INCORPORATED
Moderator: John Davenport
05-10-07/10:30 am CT
Confirmation #7953759

And at some point if we’re able to get the kind of efficiencies in other areas for example in the air conditioning, garbage disposals and so forth, we’ll be looking at on the average a self sufficient residences, self sufficient commercial establishments, and the grid will be used to kind of balance the load around the country.

Robert Smith:	All right John how is the work in the large core fiber going?

John Davenport:
I already addressed the issue we’ve had with moisture. Beyond that it’s been going very good. We have - one of the things that we’re doing under a U.S. Government contract for example is working on a very robust fiber for use on Navy ships.

This means that, you know, a ship of course can sustain damage and have fires and so they need fire retardant fibers that are more fire retardant than what you need in most commercial applications.

And we’re being funded to develop such as this and this will allow us to operate in some markets that are more difficult for us to operate right now and so we could extend our product range.

That’s one of the areas, they’re also funding lower cost materials and in fact we’ve already taken advantage of that in reducing our sheathing thickness that effort was funded.

Robert Smith:	Thank you and good luck.

John Davenport:	Right.

Operator:	Your next question comes from the line of Jeff Diecidue.

FIBERSTARS, INCORPORATED
Moderator: John Davenport
05-10-07/10:30 am CT
Confirmation #7953759

Jeff Diecidue:	Yes hi I just want to say generally this is probably one of the more upbeat calls I’ve listened to with your company for a while I mean not that things have been going terribly badly but it sounds like you really have the ship righted here and that you’re focused in the profitable direction.

I have a question on your using other distributors and partners in selling is that having a beneficial affect on decreasing your sales cycles?

John Davenport:
I’ll direct that, not yet but we think that it will and let me give you an example. A distributor has access, Graybar which we talked about before. Graybar sells to far more customers than Albertsons.

If Graybar for example begins to believe in your technology they’re going to bring it to other customers simply because they’re looking for satisfied customers themselves.

And one of the things that a distributor brings value the value they bring are products that makes sense. So once you’ve got a distributor convinced that you’ve really got something, that distributor will help you move that product into places that you might not have as easy an access to. They’ll bring you to the people who they know and have worked with for years and I believe that that will help us shorten the sales cycle.

That’s the next step after, you know, after, you know, our step that we just talked about of bringing the engineers involved that Eric did that and Saint Gobain really great thing and that helped turn around the aerospace business.

FIBERSTARS, INCORPORATED
Moderator: John Davenport
05-10-07/10:30 am CT
Confirmation #7953759

Jeff Diecidue:
And it should also have a positive effect on leveraging your balance sheet more toward, you know, away from maybe too much sales and marketing expense where maybe you’re not getting the best bang for your buck.

And, you know, focusing more on having the - that the people who have the direct contact with the customer and using your engineering experience and product sales you ship overall.

John Davenport:	Absolutely. We’re in the start up phase and we have to become more efficient in sales and marketing. I don’t know Eric you want to say a word or two more about that or…

Eric Hilliard:
No I mean I think that statement is right on that, you know, as you become more successful in that distribution supply chain that yeah let them do what they do best which is use their relationships.

Use their ability to spread the product out into their region and then yeah you can take your resources, i.e., money here and focus back into your competencies and we have great engineering competencies.

Jeff Diecidue:	I think it’s great that you’re taking this approach it’s really a positive change. Might I ask you who is your LED supplier and are they helpful in selling the product?

John Davenport:
I’ll be glad to say yes to that we’re working - well I’ll give you one of them we are working with all the major suppliers for LEDs. I know them all.

I don’t know if you know but other folks on the call know that one of the last things I did for GE was create the relationships and work on those relationships that wound up starting Gelcore. which is now GE Lumination.

FIBERSTARS, INCORPORATED
Moderator: John Davenport
05-10-07/10:30 am CT
Confirmation #7953759

Jeff Diecidue:	Right.

John Davenport:
So as a consequence I got to meet everyone in the industry and we know them, we know who’s best at what, some people are better at certain things.

We work with Lumileds for example under U.S. Government funding and got a really good understanding of their capabilities but we also have worked with Cree, another large company.

I was just recently in Regensburg talking to about what Osram Semiconductor has so we basically know all of the players including Nichia and each of them have their strengths and weaknesses but we haven’t settled on a single one yet.

Jeff Diecidue:	Is there anybody that’s the large portion of your supply and do they…

John Davenport:	I would say Lumileds had a significant portion of our business because they’ve shown reliability.

Jeff Diecidue:	And do they have dedicated sales to you on this?

John Davenport:	No, not - we’re not large enough to do that yet.

Jeff Diecidue:	How about at least some dedicated sales to maybe sell the product.

Jon Davenport:	Yeah we get suggested in fact - we’re closer to the customer than Lumileds is.

Jeff Diecidue:	Okay.

FIBERSTARS, INCORPORATED
Moderator: John Davenport
05-10-07/10:30 am CT
Confirmation #7953759

John Davenport:	It’s true and in fact if in fact they find out that the customer needs a certain nuance that they can’t supply we’ll tell them and they’ll start working on it so it works the other way.

Jeff Diecidue:	Okay great well thanks very much for answering the questions and keep up the good work.

John Davenport:	Thank you.

Eric Hilliard:	Thank you.

John Davenport:	And its - we just crossed the hour point. I’d like to take just one last question and close the call and get back to those customers at Light Fair.

Operator:	Your final question comes from the line of Chris Ryder.

Chris Ryder:	My question has been answered.

John Davenport:
Okay that’s a great question. Thank you much everyone on the call and I appreciate your question. I hope you can hear that we’re listening to those things. We appreciate all of the comments that we hear both on this call and when we have a chance to meet you in person so take care and have a great afternoon.

Operator:	This concludes today’s conference call. You may now disconnect.

END